Exhibit 1

MINUTES OF SPECIAL MEETING OF BOARD OF DIRECTORS

OF

BORROWMONEY, INC.

A special meeting of the directors of BORROWMONEY, INC., a Florida corporation, was held at 512 Bayshore Drive Fort Lauderdale, in the State of Florida, on August 26, 2020, at 11:00 AM.

1. Present Directors

Present at the meeting, either personally or by telephone, as provided in the Bylaws of the Corporation, and constituting a quorum of the full board, were the following persons:

Aldo Piscitello – In person

Frank A. Micali - Telephone

Svetlana Coliban – Telephone

Nancy Alario – Telephone

Robert Carrington - Telephone

2. Call to Order

The meeting was called to order by Aldo Piscitello, the President, who served as the presiding officer of the meeting. Aldo Piscitello, the secretary of the corporation, acted as secretary of the meeting. The presiding officer took role of the directors present at the meeting and determined that a quorum was present.

3. Call and Notice of Meeting

The presiding officer announced that this meeting was held pursuant to the Corporation’s Bylaws allowing for the waiver of notice of a special meeting, which all present directors consented; and, on motion duly made, seconded, and unanimously carried, call and notice of this meeting were hereby waived by each director.

4. New Business

The first order of business was the appointment of:

Dr. Andrew E. Trumbach

as a Chief Financial Officer of the Corporation. Pursuant to Section 2.4 of the Bylaws of Borrowmoney.com, Inc., a majority of the directors’ present voted in favor of the appointment of Dr. Andrew E. Trumbach as a CFO. The Directors further authorized the President of the Corporation, Aldo Piscitello, to negotiate and enter into a compensation agreement with Dr. Andrew E. Trumbach commensurate with his duties and expenses.

The second order of business was the appointment of:

William W. Coburn

as a Director of the Corporation. Pursuant to Section 2.4 of the Bylaws of Borrowmoney.com, Inc., a majority of the directors’ present voted in favor of the appointment of William W. Coburn as a Director. The Directors further authorized the President of the Corporation, Aldo Piscitello, to negotiate and enter into a compensation agreement with William W. Coburn commensurate with his duties and expenses.

5. Adjournment

There being no further business to come before the meeting, on motion duly made, seconded, and unanimously carried, the meeting was declared adjourned.

Aldo Piscitello, Secretary